SCHEDULE 14A
                              (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[X]  Preliminary Proxy Statement               Confidential, For Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         EAGLE SUPPLY GROUP, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1) Title of each class of securities to which transaction applies:__________________________________________________________

      (2) Aggregate number of securities to which transaction applies:__________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:________________________________________________

      (4)  Proposed maximum aggregate value of transaction:__________________

      (5)  Total fee paid:___________________________________________________

      Fee paid previously with preliminary materials:________________________

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)   Amount previously paid:___________________________________________

     (2)   Form, Schedule or Registration Statement No.:_____________________

     (3)   Filing Party:_____________________________________________________

     (4)   Date Filed:_______________________________________________________

                    EAGLE SUPPLY GROUP, INC.
                122 East 42nd Street, Suite 1618
                       New York, NY  10168



                                               December 18, 2003



Dear Stockholder:


     On behalf of the Board of Directors, I am pleased to invite you to attend the Annual Meeting of Stockholders of Eagle Supply Group, Inc. (the "Company") which will be held at the offices of Deloitte & Touche LLP, located at Two Word Financial Center, New York, New York 10281, on Thursday, January 29, 2004, at 3:00 p.m. New York time.


     On the following pages you will find the Notice of the Annual Meeting of Stockholders and the Proxy Statement giving information which describes the matters to be acted upon at the meeting. These matters include (a) the election of three Class I Directors, (b) approvals which will permit the full exercise of, and give full effect to the anti-dilution provisions contained in, a warrant issued to James E. Helzer in connection with his February 2003 investment in the Company's securities, and (c) such other business that may properly come before the Annual Meeting or any adjournment thereof.


     Also enclosed is a copy of the Company's Annual Report to Stockholders, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission, describing the Company's operations during the fiscal year ended June 30, 2003. In addition, we have enclosed a copy of our Form 10-Q for the quarter ended September 30, 2003. Of course, we will be present at the Annual Meeting to answer any questions you might have.

     I hope that you will be able to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card which will indicate your vote upon the various matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

     We thank you for your support and look forward to seeing you at the Annual Meeting.

                                   Very truly yours,



                                   Douglas P. Fields
                                   Chief Executive Officer

                    EAGLE SUPPLY GROUP, INC.
                122 East 42nd Street, Suite 1618
                    New York, New York 10168
                  ____________________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                To Be Held on January 29, 2004
                  ____________________________


To the Stockholders of Eagle Supply Group, Inc.

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of the Stockholders of Eagle Supply Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of Deloitte & Touche LLP, located at Two Word Financial Center, New York, New York 10281, on Thursday, January 29, 2004 at 3:00 p.m., New York time, for the following purposes:


   1. To elect three Class I Directors to serve on the Board of Directors of the Company for a term of three years and until their successors have been duly elected and qualified;

   2. To consider and vote on the approval of (a) the exercise of a warrant issued by the Company pursuant to a private placement sale of its securities to James E. Helzer (the "Warrant") to the extent that it is exercised to purchase in excess of 811,090 shares of our common stock (up to the maximum 1,000,000 shares subject to such Warrant), and (b) the application of certain anti-dilution adjustments to the exercise price of the Warrant in the event that the Company enters into certain future transactions at prices below the Warrant exercise price to the extent that such adjustments would cause the exercise price of the Warrant to fall below $0.875 per share; and

   3. To transact such other business as may properly come before the meeting or adjournment thereof.


     Only stockholders of record at the close of business on December 15, 2003 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope whether or not you plan to attend the Annual Meeting in person. If you attend the Annual Meeting, you may withdraw your proxy and vote in person on each matter brought before the Annual Meeting. The proxy may be revoked at any time prior to its exercise.

                                   By   Order  of  the  Board  of
                                   Directors


                                   Frederick M. Friedman
                                   Secretary
New York, New York
December 18, 2003

                     EAGLE SUPPLY GROUP, INC
                122 East 42nd Street, Suite 1618
                    New York, New York 10168
        _________________________________________________

                         PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS
                 To Be Held January 29, 2004
        _________________________________________________



                          INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation by the board of directors (the "Board of Directors") of Eagle Supply Group, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, January 29, 2004, at
3:00 p.m., New York time (the "Annual Meeting"), and at any adjournment thereof. The Annual Meeting will be held at the offices of Deloitte & Touche LLP, located at Two World Financial Center, New York, New York, 10281.


     At the Annual Meeting, stockholders will be asked

       * to elect three nominees to serve as Class I Directors of the Company,

       * to approve (a) the exercise of a warrant (the "Warrant") issued by the Company pursuant to a private placement sale of its securities to James E. Helzer (the "Helzer Transaction") to the extent that it is exercised to purchase in excess of 811,090 shares of our common stock (up to the maximum 1,000,000 shares subject to such Warrant) (the "Full Warrant Exercise"), and (b) the application of certain anti-dilution adjustments to the exercise price of the Warrant provided for in the Warrant in the event that the Company enters into certain future transactions at prices below the Warrant exercise price to the extent that such adjustments would cause the exercise price of the Warrant to fall below $0.875 per share ("Non-Qualified Diluting Issuance Adjustment") (the Full Warrant Exercise and the Non-Qualified Diluting Issuance Adjustment are collectively referred to herein as the "Helzer Proposal"), and

       * to transact such other business as may properly come before the meeting.

     This Proxy Statement and the enclosed form of proxy are first being sent to stockholders, together with the Notice of Annual Meeting, on or about December 18, 2003.

     A copy of the Company's Annual Report to Stockholders (the "2003 Annual Report"), including our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2003, together with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the
"September Form 10-Q" accompanies this Proxy Statement, but neither is a part of the proxy solicitation materials except to the extent specifically incorporated by reference in this Proxy Statement.


     Stockholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.

                PROXIES AND VOTING AT THE MEETING

Record Date and Voting Rights

     The Board of Directors has fixed the close of business on December 15, 2003 as the record date (the "Record Date") for the determination of the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. At the close of business on the Record Date, there were 10,255,455 shares of the Company's common stock, $0.0001 par value per share ("Common Stock"), issued and outstanding. The Common Stock is the only class of voting securities outstanding entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company's outstanding Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

     Directors are elected by a plurality of the votes cast at a meeting in which a quorum is present (Proposal 1). In connection with the election of Class I Directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, a vote against a nominee and votes withheld from a nominee or nominees generally will not affect the outcome of the election.

     Under Delaware law, approval of the Helzer Proposal (Proposal 2) will require the affirmative vote of at least a majority of the shares of Common Stock present at the meeting in person or represented by proxy and entitled to vote on the subject matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by one or more inspectors of election appointed prior to the Annual Meeting, who also will determine whether a quorum is present. In the event of any abstentions or broker non-votes with respect to any proposal coming before the Annual Meeting, the proxy will be counted as present for purposes of determining the existence of a quorum. Abstentions and broker non-votes typically will not be counted for purposes of approving
any  of the  matters to be acted upon at the Annual  Meeting.   A
broker non-vote generally occurs when a broker or nominee who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Therefore, abstentions and broker non-votes generally have no effect under Delaware law with respect to the election of directors or other matters requiring the approval of only a majority of the shares of Common Stock present and voting at the meeting.

Intended Vote of Related Parties

     As of the Record Date, the Company's largest shareholder, TDA Industries, Inc. ("TDA") owns a total of 5,300,000 shares of our Common Stock, or 51.7%, of the outstanding Common Stock entitled to vote at the Annual Meeting, all of which are expected to be voted in favor of the election of each of the nominees as Class I Directors and in favor of the Helzer Proposal. Accordingly, if TDA votes in favor of these proposals, such proposals will be approved without the need for any further vote of our stockholders. Douglas P. Fields and Frederick M. Friedman, both of whom are directors and executive officers of the Company, also are directors and executive officers of TDA, and John E. Smircina, Esq., a director of the Company, is a director of TDA.

Voting and Revocation of Proxies

     All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with the instructions indicated on such proxies, if any. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the election of the Board of Directors' nominees for directors and
FOR the approval of the Helzer Proposal. The Company is not aware of any matter to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

     Any stockholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, located at the address set forth above.

                           PROPOSAL 1
                      ELECTION OF DIRECTORS

     The Company's Board of Directors presently has seven members. In accordance with the Company's bylaws, the Board of Directors has fixed the size of the Board of Directors at eight. The directors are divided into three classes that are nearly as equal in size as possible and are elected to staggered three-year terms. A director holds office until the annual meeting of stockholders of the Company held in the year during which the director's term expires and his or her successor is elected and duly qualified.

     The Board of Directors has nominated the following individuals for election as Class I Directors of the Company with terms expiring at the 2006 annual meeting of the Company's stockholders: Douglas P. Fields, Steven R. Andrews, Esq., and John A. Shulman.

     Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that shares represented by the accompanying proxy will be voted FOR the election of the nominees for Class I Directors, each of whom has consented to being named herein and has indicated his intention to serve if elected. If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as the Company's Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available or will prove unable to serve if so elected.

     The names of the three nominees for election to the Board of Directors and of the other continuing directors, along with their ages, positions and offices with the Company, term of office as a director, principal occupations or employment for the past five years or more, and additional biographical data is set forth below. Information with respect to the nominees is as of October 1, 2003, except as otherwise stated.

                 Nominees for Class I Directors
                    (Terms Expiring in 2006)

     Douglas P. Fields, age 61, has been the Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company since its inception. From the inception of the Company through July 1996, Mr. Fields also served as the President of the Company. For more than the past five years, Mr. Fields has been the Chairman of the Board and Chief Executive Officer of each of the Company's subsidiaries. Mr. Fields serves in the same capacities for TDA and each of its subsidiaries. TDA is a holding company that is our majority stockholder and whose other operating subsidiaries are engaged in the operation of an indoor tennis facility and the management of real estate. Mr. Fields received a Masters degree in Business Administration from the Harvard University Graduate School of Business Administration in 1966 and a B.S. degree from Fordham University in 1964.

     Steven R. Andrews, Esq., age 48, has been a Director of the Company since May 1996. For more than the past five years, Mr.
Andrews  has  been engaged in the private practice of  law.   Mr.
Andrews received a Juris Doctor degree and an L.L.M. degree in 1977 and 1978 from Stetson University and New York University, respectively. Since March 1999, he also has served as our vice president-legal (which is not an executive officer position of the Company). Mr. Andrews has entered into an agreement with us requiring him to review our and our officers' and directors' compliance with their obligations under federal and state securities laws. Mr. Andrews is required to report his findings to the Audit Committee of our Board of Directors.

     John A. Shulman, age 52, is a nominee to serve as a Director of the Company. Since 1984, Mr. Shulman has served as the President of Ramsay Fabrics, Inc., a manufacturer of specialty woven products for home furnishings, industrial, apparel, and other specialized applications. Mr. Shulman received a B.A. degree in economics and a Masters degree in Business Administration from Stanford University in 1973 and 1976, respectively.

       Directors Continuing in Office - Class II Directors
                    (Terms Expiring in 2004)

     Paul  D.  Finkelstein, age 61, has been a  Director  of  our
Company since February 1999. Mr. Finkelstein has served as the President and a Director of the Regis Corporation, an operator of beauty salons and a cosmetic sales company, for more than the past five years and as that corporation's Chief Executive Officer since July 1996. Mr. Finkelstein received a Masters degree in Business Administration from the Harvard University Graduate School of Business Administration in 1966 and a B.S. degree in
Economics   from  The  Wharton  School  of  the   University   of
Pennsylvania in 1964.

     George Skakel III, age 52, has been a Director of our Company since February 1999. Mr. Skakel has been a private investor for more than the past five years. Mr. Skakel received a B.S. degree in Economics from the University of Delaware in 1973 and a Masters degree in Business Administration from the Harvard University Graduate School of Business Administration in 1978.

      Directors Continuing in Office - Class III Directors
                    (Terms Expiring in 2005)

     Frederick M. Friedman, age 63, has been the Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of the Company since its inception. For more than the past five years, Mr. Friedman has been Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of each of the Company's subsidiaries. He serves in the same capacities for TDA and each of its subsidiaries. Mr. Friedman received a B.S. degree in Economics from The Wharton School of the University of Pennsylvania in 1962.

     James E. Helzer, age 63, has been the President of the Company since December 1997 and our Vice Chairman of the Board of Directors since March 1999. He was President of JEH Eagle Supply, Inc. ("JEH Eagle") from July 1997 through June 30, 2002 and President of Eagle Supply, Inc. ("Eagle") from December 1997 through June 30, 2002. Both JEH Eagle and Eagle are subsidiaries of the Company. From 1982 until July 1997, Mr. James E. Helzer was the owner and Chief Executive Officer of JEH Company, the business and substantially all of the assets of which were acquired by JEH Eagle in July 1997.

     John E. Smircina, Esq., age 72, has been a Director of the Company since 1999. Mr. Smircina was a partner in the law firm of Wade, Hughes and Smircina, P.C. from April 1993 until July 1996. Since July 1996, Mr. Smircina has been a sole practitioner. For more than the past five years, Mr. Smircina has been a Director of TDA. Mr. Smircina received a B.A. degree in Political Science and a Masters degree in Industrial Management from Ohio University in 1953 and 1954, respectively.

     There is no family relationship between any of the Company's directors, nominees to serve as directors, or executive officers, except that James E. Helzer is the brother of E.G. Helzer, the Company's Senior Vice President - Operations. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he was, or will be, selected as a director.

Board of Director and Committee Meetings

     During the fiscal year ended June 30, 2003 (the "2003 fiscal year"), the Board of Directors of the Company held a total of 4 meetings. In addition, certain directors attended meetings of standing committees. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the respective committees on which they serve.

     The Board of Directors of the Company maintains three standing committees: an Audit Committee, a Compensation Committee, and an Executive Committee. Members of these committees are elected annually at the Board of Directors' meeting following the annual meeting of stockholders. The Board of Directors of the Company does not have a nominating committee nor does any other committee perform similar functions, and all such activities typically associated with such a committee are carried out by the full Board of Directors.

     The Audit Committee, comprised of Messrs. Andrews, Finkelstein, and Skakel, held 3 meetings during the 2003 fiscal year. The Audit Committee is responsible for overseeing the Company's reporting process and the independent audit of the consolidated financial statements and its duties include: (i) recommending to the Board of Directors the engagement or discharge of the Company's independent public accountants, (ii) meeting with the Company's independent public accountants to review the plans and results of the audit engagement and to review all reports of the independent auditors, and to respond to such reports, (iii) approving the services to be performed by the Company's independent public accountants and giving consideration to the range of the audit and non-audit fees, and (iv) reviewing the scope and results of the internal and external audit procedures of the Company. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Report of Audit Committee," included below.

     The Compensation Committee makes recommendations to the Board of Directors with respect to the Company's compensation policies and the compensation of executive officers. The Compensation Committee, which is comprised of Messrs. Finkelstein, Skakel, and Smircina, met 2 times during the 2003 fiscal year.

     The Executive Committee of the Board of Directors is empowered to act on behalf of, and to exercise all the powers of, the full Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session, except to the extent limited by the Company's Certificate of Incorporation or Bylaws, or by Delaware law. The Executive Committee, which is comprised of Messrs. Fields, Helzer, Friedman, and Smircina, did not meet during the 2003 fiscal year.

Audit Committee Report

     The audited financial statements of the Company at and for the three year period ended on June 30, 2003, are included in the 2003 Annual Report. The Audit Committee oversees the Company's financial reporting process and the independent audit of the annual consolidated financial statements. The Audit Committee is governed by a formal written Audit Committee Charter which was included as Appendix A to our proxy statement dated November 15, 2002. The Board of Directors, in its business judgment, has determined that the membership of the Audit Committee satisfies the independence requirements of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and the Company's Audit Committee Charter. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually. The Audit Committee consists of three independent members. None of the members of the Audit Committee are professionally engaged in the practice of accounting or auditing and are not experts in either of these fields or in auditor independence.

     The  Company,  acting through its management  and  Board  of
Directors,  has  the  primary responsibility  for  the  financial statements and reporting process, including the systems of internal accounting controls. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, the financial reporting process, and internal controls. Deloitte & Touche LLP, independent auditors engaged by the Company, are responsible for auditing the Company's annual financial statements and expressing their opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.

     In performing its oversight function, the Audit Committee has reviewed the audited financial statements with the Company's management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with Deloitte & Touche LLP, its judgments as to the quality and acceptability of the Company's accounting
principles.   Management and Deloitte & Touche LLP have  advised
the Audit Committee that the Company's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte & Touche, LLP matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee also discussed with Deloitte & Touche, LLP its independence from the Company and management, including those matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from Deloitte & Touche, LLP to the Audit Committee pursuant to Independence Standards Board Standard No.
1. The Audit Committee confirmed that Deloitte & Touche LLP has not provided any non-audit services to the Company during the 2003 fiscal year.

     In   addition,  the  Audit  Committee  discussed  with   the
Company's internal auditors and Deloitte & Touche, LLP the overall scope and plans for their respective audits. The Audit Committee conferred with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended June 30, 2003 with management, our internal auditors, and Deloitte & Touche LLP. Based on the reviews and the discussions referred to above, in reliance on management and Deloitte & Touche, LLP, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed with the Securities and Exchange Commission ("SEC"). The Audit Committee also has recommended to the Board of
Directors, and the Board of Directors has approved the appointment of Deloitte & Touche LLP to audit the Company's financial statements for our 2004 fiscal year.

     This report is respectfully submitted by:

     AUDIT COMMITTEE

     Paul D. Finkelstein, Chairman        Steven R. Andrews, Esq.
     George Skakel III

Compensation of Directors

     Non-employee Directors of the Company are each compensated at the rate of $1,000 per month for their service on the Board of Directors and its committees. All Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties. In addition, directors are eligible to receive stock options under the Eagle Supply Group, Inc. 1998 Stock Option Plan (the "Stock Option Plan"). No stock options were granted to the Company's directors during the 2003 fiscal year.

          The Board of Directors recommends a vote FOR the election of all 3 Class I Director nominees.



                           PROPOSAL 2
                 APPROVAL OF THE HELZER PROPOSAL

General Description of Transaction

     During the third quarter of the Company's 2003 fiscal year, the Company was experiencing and projecting a weakening cash position due to losses sustained in the prior four quarters, as well as the normal seasonal slowdown that the Company experiences in that quarter, the general sluggishness of the United States economy, increasing competitive pressures in several of the Company's markets, slow payments by contractor customers, the need to maintain minimum inventory levels, and the uncertainty of whether sufficient funds would be advanced to the Company under its current credit facility. As a result of these occurrences, between June 30, 2002 and January 31, 2003, the Company experienced a substantial reduction in available cash and cash equivalents leaving the Company with limited available cash relative to its cash balances at June 30, 2002 and below levels deemed acceptable to management for general operational needs. This concern was further heightened due to the increased aging of the Company's receivables.


     In addition, because the stock market price of the Company's Common Stock also was depressed at that time, the Company was concerned about the feasibility of generating the necessary cash from a potential sale of the Company's equity securities, and if equity could be sold, that it would be on terms reasonably satisfactory to the Company. In particular, the Company believed that (a) any sale of its Common Stock to the public would have had to be made at or below the then-current market price which, in management's opinion, was undervalued, (b) the costs associated with any public offering of its securities at that price would be high in relation to any value received, (c) the time required to consummate a public offering would not have satisfied the Company's immediate cash requirements, and (d) it was unlikely that the Company could have identified and timely engaged an underwriter willing to underwrite any potential public offering on terms commercially reasonable to the Company. Also, because the market price of the Company's Common Stock was below $1.00 per share, the Company believed that any public sale of its Common Stock would likely be at a discount to market because of the potential for Nasdaq delisting if the price did not improve. In light of the foregoing, James E. Helzer, the President and Vice Chairman of the Board of Directors of the Company, agreed to make the necessary cash infusion in exchange for shares of the Company's Common Stock and the Warrant to purchase additional shares of the Company's Common Stock. The price was determined through arm's-length negotiations with the Company. After negotiating with the Company, Mr. Helzer agreed to pay a premium over the then current market price for the shares. As an inducement, the Company sold the Warrant (which had an exercise price of almost two times the price paid for the Common Stock in the transaction) to Mr. Helzer as part of the Helzer Transaction. Fairness opinions as to the price to be paid by Mr. Helzer were sought and received. On the day before the transaction was consummated, the closing price of the Company's Common Stock was $0.81 per share and, on December 9, 2003, the last reported sales price for our Common Stock was $2.48.

     The Company applied the net proceeds received from the Helzer Transaction to, and used the funds for, the general working capital requirements of the Company for its operations.

     To ensure compliance with NASD Marketplace Rules 4350(i)(1)(A) and 4350 (i)(1)(D)(ii), we are seeking stockholder approval of the Helzer Proposal. We are not seeking approval of the transaction itself. Pursuant to the terms of a Securities Purchase Agreement, dated February 6, 2003, by and between the Company and Mr. Helzer (the "Securities Purchase Agreement"), we issued and sold to Mr. Helzer in a private placement transaction for gross proceeds of $1 million (a) 1,000,000 shares of our Common Stock, and (b) the Warrant to purchase up to an additional 1,000,000 shares of our Common Stock. This securities transaction is referred to the "Helzer Transaction." The Helzer Proposal to be approved by our stockholders pursuant to this solicitation relates to the number of shares of our Common Stock to be issued upon exercise of the Warrant and certain potential future adjustments to the exercise price of the Warrant.

     The Warrant is exercisable any time prior to February 7, 2008 at an exercise price of $1.50 per share. The exercise price and the number of shares of Common Stock issuable upon the exercise of the Warrant ("Warrant Shares") are subject to typical anti-dilution provisions. The exercise price of the Warrant also is subject to an adjustment in the event that the Company enters into certain sales transactions in which the Common Stock is sold by the Company at a price below the current exercise price of the Warrant (a "Diluting Issue"). In the event of a Diluting Issue, the then applicable exercise price for the Warrant in effect immediately prior to the Diluting Issue (the "Current Exercise Price") will be reduced to an exercise price (the "Diluting Issuance Adjustment") determined by multiplying the Current Exercise Price by a fraction determined as follows:

     *  the numerator shall be the sum of:

        -- the  number of shares of Common Stock and Common Stock
           equivalents outstanding immediately prior to the Diluting Issue (calculated on a fully diluted basis assuming conversion, exercise, or exchange of all derivative securities exercisable or exchangeable into common stock), plus

        -- the number of shares of Common Stock that could be purchased at the Current Exercise Price with the aggregate consideration received for the Diluting
           Issue; and

     * the denominator shall be the number of shares of Common Stock and Common Stock equivalents outstanding immediately after the Diluting Issue (calculated on a fully diluted basis assuming conversion, exercise, or exchange of all derivative securities exercisable or exchangeable into Common Stock).

     For example, assuming we have 15 million shares of Common Stock and Common Stock equivalents outstanding prior to a Diluting Issue sale of our Common Stock in which we sell 1.5 million of our shares for a purchase price of $1.00 per share, then the exercise price would be reduced to $1.4544 per share, calculated as follows:

     $1.50 Current Exercise Price multiplied by 16.0/16.5

     *    The numerator of 16.0 million is calculated as follows:

          15.0 million shares outstanding prior to the Diluting Issue plus 1.0 million shares (the number of shares that can be purchased at the Current Exercise Price with the $1.5 million raised in the Diluting Issue).

     *    The denominator of 16.5 million is calculated as follows:

          15.0  million shares outstanding prior to the  Diluting
          Issue  plus  1.5  million shares sold in  the  Diluting
          Issue.

     Not  all issuances of our Common Stock at a price below  the
Current  Exercise  Price  will  result  in  a  Diluting  Issuance
Adjustment.   Adjustments to the exercise price  of  the  Warrant
will not be made in connection with:

     * shares of Common Stock issued or issuable upon exercise of the Warrant,

     * shares of Common Stock issued or issuable upon the exercise of options or warrants issued or granted prior to the date of the Warrant,

     * securities issued or issuable upon the exercise of options granted or to be granted under any stock option plan, stock purchase plan, restricted stock plan or agreement, or other equity-based incentive plan or agreement in an amount and under terms approved by our Board of Directors or an authorized committee thereof,

     * shares of Common Stock issued to employees, officers, directors, or consultants as compensation for services in lieu of cash payments therefor,

     *  securities   offered  to  the   public   pursuant  to   a
        registration  statement  declared  effective  under   the
        Securities Act of 1933,

     *  shares  of  Common  Stock  issued  in  connection  with a
        merger,  acquisition,  purchase   of  assets,   or  other
        transaction involving a non-cash issuance of the common stock approved by our Board of Directors, or

     *  any  of  the  types  of  transfer  or  other  adjustments
        specifically   subject  to   the   other    anti-dilution
        adjustments set forth in the Warrant.

     In addition, pursuant to the terms of the Securities Purchase Agreement, commencing on August 6, 2003, Mr. Helzer is entitled to demand the filing of one Registration Statement on a Form S-3 Registration Statement with the SEC to register an aggregate of up to 2,000,000 shares of Common Stock (subject to the anti-dilution provisions) consisting of the Common Stock and the Warrant Shares issuable pursuant to the Securities Purchase Agreement.

     Our Board of Directors approved the private placement offering on January 27, 2003 pursuant to the affirmative vote of a majority of the members of our Board of Directors who did not have an interest in the transaction. In determining whether to approve the transaction, our Board of Directors considered many factors, including, but not limited to, the Company's anticipated working capital needs, sources of funds available to the Company, and the opinions of Robert T. Kirk, financial consultant, and of Soroban, Inc., a financial advisory firm, each dated January 27, 2003, that the transaction is fair to the Company and its stockholders from a financial point of view. The fairness opinions of Robert T. Kirk and Soroban, Inc. are attached hereto as Appendices A and B, respectively.

     Based on several conversations with Nasdaq subsequent to the closing of the private placement offering on February 6, 2003, the Company, Mr. Helzer, and TDA, holder of a majority of the issued and outstanding shares of our Common Stock, agreed to amend the Securities Purchase Agreement and the Warrant.

     Accordingly, on May 5, 2003, the Company executed the First Amendment to the Securities Purchase Agreement, effective as of February 6, 2003, by and among the Company, Mr. Helzer, and TDA ("Securities Purchase Agreement Amendment"), and First Amendment to Warrant, effective as of February 6, 2003, by and between the Company and Mr. Helzer ("Warrant Amendment"). The significant changes to the Securities Purchase Agreement and the Warrant set forth in the Securities Purchase Agreement Amendment and Warrant Amendment, are as follows:

       * Provisions were added to the Warrant which require approval by the Company's stockholders prior to (i) any adjustment of the exercise price of the Warrant below $0.875 per Warrant Share and (ii) the exercise of the Warrant for a number of shares of the Company's Common Stock which exceeds 811,090 Warrant Shares ("Stockholder Solicitations").

       * A provision was added to the Securities Purchase Agreement pursuant to which the Company agreed to seek a vote of the stockholders of the Company to approve the Stockholder Solicitations as soon as practicable following the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

       * TDA was added as a party to the Securities Purchase Agreement, made certain representations and warranties to Mr. Helzer, and agreed to support any Company action to call for a stockholder vote on the Stockholder Solicitations and to vote all of the shares of Common Stock it beneficially owns in favor of the Stockholder Solicitations.

     The foregoing description of the contents of the Securities Purchase Agreement, Warrant, Securities Purchase Agreement Amendment, and Warrant Amendment is only a summary of such agreements. Stockholders wishing further information concerning the terms of such agreements are encouraged to read the full text of such agreements which were filed as exhibits to the Company's Forms 8-K filed on February 7, 2003 and May 12, 2003.

The Helzer Proposal

      In accordance with Section 1(b) and Section 5(d)(iv) of the Warrant Amendment, we are soliciting stockholder approval of the following (together comprising the Helzer Proposal):

      1. the exercise of the Warrant to the extent that it is excercised to purchase in excess of 811,090 Warrant
          Shares (up to the maximum 1,000,000 Warrant Shares subject to such Warrant);

      2. the application of certain anti-dilution adjustments to the exercise price of the Warrant in the event that the Company enters into certain future transactions at prices below the Warrant exercise price to the extent that such adjustments would cause the exercise price of the Warrant to fall below $0.875 per share.

      Stockholder adoption of the Helzer Proposal would constitute an approval of the Stockholder Solicitations under the terms of the Warrant as required by the Nasdaq revisions to the Warrant. We are not seeking stockholder approval of the Helzer Transaction itself.

Impact Of the Transaction on Existing Stockholders

     The issuance of the shares of Common Stock to Mr. Helzer in the private placement resulted in a dilution of your ownership interest in the Company. Accordingly, you now hold a smaller percentage of our outstanding Common Stock and have less influence over our affairs. The issuance of the 1,000,000 shares of Common Stock to Mr. Helzer increased the number of shares outstanding by approximately 11.04%. If you held 5% of the Company's Common Stock immediately prior to such issuance, you held approximately 4.50% immediately after the issuance.

     In  addition,  you will experience further dilution  if  Mr.
Helzer exercises the Warrant. If the Helzer Proposal is not approved and Mr. Helzer is limited to the purchase of 811,090 Warrant Shares, the number of our outstanding shares of Common Stock would increase by approximately 7.91% upon exercise of the

Warrant for the full 811,090 Warrant Shares (assuming no other issuances of our Common Stock). As a result, if you held 5% of the Company's Common Stock immediately prior to such exercise, you would hold approximately 4.63% after such exercise.

     On the other hand, if the Helzer Proposal is approved and Mr. Helzer exercises the Warrant for the full 1,000,000 Warrant Shares, the number of shares outstanding would increase by approximately 9.75% (assuming no other issuances of our Common Stock). As a result, if you held 5% of the Company's Common Stock immediately prior to such exercise, you would hold approximately 4.55% after such exercise.

     Accordingly, the issuance of the 1,000,000 shares of Common Stock to Mr. Helzer and the exercise of the Warrant for the full 1,000,000 Warrant Shares would result in an aggregate increase in the number of shares outstanding of approximately 22.09% (excluding all other issuances of our Common Stock since the
Helzer Transaction). As a result, if you held 5% of the Company's Common Stock immediately prior to the issuance of the 1,000,000 shares of Common Stock to Mr. Helzer, you would hold approximately 4.10% after the issuance of the 1,000,000 shares of Common Stock and the full Warrant Exercise (excluding all other issuances of our Common Stock since the Helzer Transaction).

     In any event, if Mr. Helzer decides to exercise any of the Warrant, the Company will receive an additional $1.50 per share purchased (subject to adjustment pursuant to any applicable anti-dilution provision).

Reason for Submitting the Helzer Proposal to Stockholders

     Although the Company believed that the terms of the Securities Purchase Agreement and the Warrant were in compliance with Nasdaq rules and regulations, Nasdaq officials advised us subsequent to the consummation of the transaction on February 6, 2003 that the Diluting Issuance Adjustment as contained in the original Warrant may not have been in technical compliance with Nasdaq rules and further, based on their interpretation of another Nasdaq rule, the sale of the Company's Common Stock under a full exercise of the Warrant also may not be in compliance with Nasdaq rules. In particular, Nasdaq advised us after its review of the Securities Purchase Agreement and the Warrant that it believed that its rules required prior stockholder approval of both the Diluting Issuance Adjustment provisions and the aggregate number of shares of our Common Stock issuable to Mr. Helzer under the Securities Purchase Agreement and the Warrant.

     Based on further discussions with Nasdaq, the Company and Mr. Helzer agreed to amend the terms of the original Warrant so as to require the requisite stockholder vote prior to taking advantage of any provisions which would purportedly be in violation of Nasdaq rules. In accordance with the terms of the Warrant Amendment required by Nasdaq, we are hereby soliciting the approval of our stockholders to the Helzer Proposal.

     Diluting Issue Provisions

     NASD Marketplace Rule 4350(i)(1)(A) requires stockholder approval of any plan or arrangement pursuant to which a listed company's common stock may be acquired by its officers and directors, except for warrants or rights issued generally to the Company's security holders or pursuant to a broadly-based plan or arrangement. For purposes of this rule, such prior approval is not required in the case where the amount of securities that may be issued to such officers or directors does not exceed the lesser of (the "Minimum Threshold"):

     *    1% of the number of outstanding shares of common stock,

     *    1% of the outstanding voting power, or

     *    25,000 shares of common stock.

     Based on Nasdaq's interpretation of this rule, a private placement offering where the number of shares being offered exceeds the Minimum Threshold and are being sold to its officers or directors at a discount to the current market price constitutes an arrangement requiring stockholder approval.

     Prior to the offer and sale of the Common Stock and the Warrant to Mr. Helzer pursuant to the Stock Purchase Agreement, the Company sought Nasdaq's guidance on how to determine whether securities are being offered at a discount under NASD Marketplace Rule 4350(i)(1)(A) when common stock and a derivative security are being sold for an aggregate purchase price. We were advised by Nasdaq that the sale of 1 million shares and warrants to purchase an additional 1 million shares for an aggregate purchase price would be viewed as the sale of 1 million units, each unit consisting of one share of common stock and one warrant to purchase a share of common stock, for a purchase price of $1.00 per unit. In such an offering, Nasdaq assigns a value of 1/8 (or $0.125) to the warrant component of the unit, which, in the Helzer Transaction, would result in a purchase price of 7/8 (or $0.875) for each share of our Common Stock purchased. The closing price of our Common Stock on the day before the Helzer Transaction closed ("Helzer Transaction Closing Date"), was $0.81 and, based on the Nasdaq guidance received by the Company, no stockholder approval of the Helzer Transaction was required under NASD Marketplace Rule 4350(i)(1)(A).

      Following the closing of the Helzer Transaction, however, Nasdaq contacted the Company and advised us that the Diluting Issue provisions contained in the Warrant could still result in a violation of NASD Marketplace Rule 4350(i)(1)(A) if a Diluting Issuance Adjustment should cause the exercise price to fall below $0.875 per share. Although the Current Exercise Price of the Warrant is $1.50 per share, clearly a purchase price that was not a discount to the market price for our Common Stock on the Helzer Transaction Closing Date, Nasdaq determined that since there was no floor on any Diluting Issuance Adjustment such shares potentially could be sold at a discount in violation of NASD Marketplace Rule 4350(i)(1)(A) if the exercise price fell below $0.875 per share. In view of the weighted average nature of the formula for calculating the Diluting Issuance Adjustment and the Current Exercise Price of $1.50 per share, we pointed out that any adjustment that would reduce the exercise price below $0.875 per share is more theoretically than realistically possible. In this regard, any such adjustments would likely require such a large issuance of common stock that we would need to seek stockholder approval to amend our Certificate of Incorporation in order to have sufficient number of authorized shares of Common Stock available for such issuance.

     Notwithstanding the foregoing, so long as it is possible that the exercise price could fall below $0.875 per Warrant Share, Nasdaq took the position that the provisions of the Warrant would not be in compliance with its rules and required the Company and Mr. Helzer to enter into the Warrant Amendment to prohibit such a reduction in the exercise price without receiving the approval of our stockholders, which approval is referenced in the Warrant Amendment as the Stockholder Solicitations.

     Number of Shares Subject to Warrant

     In addition to the foregoing, NASD Marketplace Rule 4350(i)(1)(D)(ii) requires prior stockholder approval in connection with any transaction, other than a public offering, that involves the sale, issuance, or potential issuance of common stock or securities exercisable for common stock which is:

     * equal to 20% or more of the listed company's common stock outstanding before the issuance

     * for less than the greater of the book value or market value of the common stock.

     At the time of the Helzer Transaction, we had approximately 9,055,455 shares of our Common Stock outstanding. We did not believe the shares of Common Stock subject to the Warrant should be included in the calculation of the 20% threshold because the exercise price was significantly more than the market price for our Common Stock and, as a result, any potential issuance of the underlying Common Stock was too speculative to be subject to this rule. Although only 1,000,000 shares of Common Stock were sold on the closing date of the Helzer Transaction and the exercise price of the Warrant to purchase additional shares of Common Stock was nearly double the market price for our Common Stock on that date, Nasdaq took the position that we should aggregate the total number of shares that could be purchased by Mr. Helzer pursuant to the Helzer Transaction, including those subject to the Warrant, for purposes of this rule. Based on this Nasdaq interpretation, the aggregate of 2 million shares of our Common
Stock purchasable by Mr. Helzer in connection with the Helzer Transaction, assuming the full exercise of the Warrant, exceeded the 20% threshold of 1,811,090 shares. Further, on the closing date of the Helzer Transaction, even though the market value of our Common Stock did not exceed the purchase price paid for the stock purchased under the Securities Purchase Agreement or payable upon exercise of the Warrant, our book value per share was $2.31 (based on our Quarterly Report on Form 10-Q for the quarterly period prior to the closing date of the Helzer Transaction).

      Accordingly, as a result of the foregoing, Nasdaq required the Company and Mr. Helzer to enter into the Warrant Amendment to prohibit the issuance of shares of our Common Stock in an amount which exceeds the 20% threshold without receiving the prior approval of our stockholders to any issuance of Common Stock in excess of that amount, which approval is referred to in the Warrant Amendment as the Stockholder Solicitations.

Impact  of Adoption of the Helzer Proposal; Interests of  Certain
Persons

       If the Helzer Proposal is adopted by the Company's stockholders, Mr. Helzer, an officer and director of the Company, will be able to exercise the Warrant in full and there will be no limit on the reduction to the exercise price of the Warrant upon the occurrence of a Diluting Issue. Accordingly, if we issue or sell our Common Stock for a price less than the Current Exercise Price in a transaction which constitutes a Diluting Issue, it is possible that the exercise price of the Warrant Shares may be reduced below $0.875 per Warrant Share for Mr. Helzer or his assigns and we would receive less gross proceeds from the sale of each Warrant Share. Further, Mr. Helzer will not be limited to the purchase of 811,090 Warrant Shares, but will be able to exercise the Warrant to purchase up to 1 million Warrant Shares (as adjusted under any anti-dilution provisions therein).

      Under the terms of the Securities Purchase Agreement Amendment, TDA is required to vote in favor of the adoption of the Helzer Proposal. TDA holds in excess of a majority of our Common Stock and if TDA votes in favor of the adoption of the Helzer Proposal, the Helzer Proposal will be approved.

No Appraisal Rights

      Under Delaware law, stockholders are not entitled to appraisal rights with respect to the Helzer Proposal.

Recommendation

      The Board of Directors believes that approval of Helzer Proposal is advisable and is in the best interests of the Company and our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE HELZER PROPOSAL.

      Approval of the Helzer Proposal requires the affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting, assuming a quorum is present.

            The Board of Directors recommends a vote
              FOR approval of the Helzer Proposal.


               COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following Summary Compensation Table sets forth the cash and non-cash compensation paid to or accrued for the past three fiscal years for the Company's Chief Executive Officer and for each of the executive officers of the Company or its subsidiaries and certain other individuals whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2003 (collectively, the "Named Executive Officers").

                   SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                 Compensation
                                                                                   Awards (2)
                                                                                ---------------
                                               Annual Compensation                 Restricted
                                       --------------------------------------        Stock
Name and Principal Occupation   Year     Salary         Bonus       Other(1)    Stock Awards(#)    Compensation(3)
-----------------------------   ----   ----------    ----------   -----------   ---------------    ---------------
Douglas P. Fields (2)........   2003   $  300,000    $        0   $    60,000           100,000      $    150,000
 Chief Executive Officer        2002      400,000             0        60,000                 0           150,000
                                2001      260,000       100,000        10,000                 0                 0

James E. Helzer..............   2003   $  450,000    $  150,000   $    60,000                 0      $    150,000
 President                      2002      450,000             0        60,000                 0           150,000
                                2001      300,000       100,000             0                 0                 0

Frederick M. Friedman (2)....   2003   $  300,000    $        0   $    60,000           100,000      $    150,000
 Executive Vice President,      2002      400,000             0        60,000                 0           150,000
 Treasurer and Secretary        2001      260,000       100,000        10,000                 0                 0

Gary L. Howard..............    2003   $  260,000    $        0             0                 0      $          0
 Formerly Senior Vice           2002      260,000             0             0                 0            31,200
 President - Operations (4)     2001      260,000             0             0                 0            31,200

E. G. Helzer, Jr............    2003   $  250,000    $  250,000   $    60,000                 0      $          0
 Senior Vice President -        2002      175,000             0        55,000                 0                 0
 Operations                     2001      175,000        45,000             0                 0                 0

Michael L. Ward.............    2003   $  170,240    $  257,384   $         0                 0      $          0
 Director of Sales -            2002      175,000       150,000             0                 0            31,200
 Masonry and Drywall            2001      105,000       120,000             0                 0            31,200

________________

(1) These amounts include payments made in the 2003 and 2002 fiscal years to Messrs. Helzer, Fields and Friedman as follows: (i) $10,000 automobile allowance, and (ii) payment of $50,000 to each such individual to defray the cost of annual life insurance premiums. During the 2003 and 2002 fiscal years, Mr. E. G. Helzer, Jr. received a housing allowance of $60,000 and $55,000, respectively. In 2001, Messrs. Fields and Friedman each received a $10,000 automobile allowance. For the fiscal year ended June 30, 2001, the value of perquisites and other personal benefits received by each of the Named Executive Officers as other annual compensation was less than ten percent (10%) of the total amount of salary and bonus of such person.
(2) Messrs. Fields and Friedman each agreed to accept 100,000 shares of our Common Stock in lieu of $100,000 of cash compensation earned by each of them during the 2003 fiscal year and, pursuant to that agreement, such shares were issued directly to TDA. These shares are not subject to any vesting requirements or forfeiture provisions. The employment agreements of both Messrs. Fields and Friedman provide for an annual base salary of $400,000.
(3) These amounts represent annual retirement contributions paid by the Company directly to the named person in lieu of a formal retirement plan.
(4) Mr. Howard resigned from his position as an executive officer of the Company in December 2001, but he continued to be employed with the Company in a non-officer capacity through June 30, 2003.

      Pursuant to employment agreements with senior officers of the Company described below, the Company has established a long-term incentive plan for such individuals. However, during the 2003 fiscal year, no long-term incentive plan payouts were made by the Company. The restricted stock issued to TDA in lieu of a portion of the respective salaries of Messrs. Fields and Friedman were not issued in connection with any such long-term incentive set forth in the employment agreements.

Stock Option Grants

      Although the Company does have a stock option plan, the Company did not issue any stock options during the 2003 fiscal year and did not enter into any agreements to issue any stock options to its employees or directors.

Aggregated  Options  Exercised in Last  Fiscal  Year  and  Fiscal
Year-End Option Values

     The following table sets forth, for each of the Named Executive Officers in the Summary Compensation Table above who holds stock options, the number of shares of Common Stock acquired pursuant to the exercise of stock options during fiscal 2003, the number of the stock options held at June 30, 2003, and the realizable gain of the stock options that are "in-the-money." The in-the-money stock options are those with exercise prices that are below the year-end stock price because the stock value grew since the date of the grant.

       Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options Values


                                                        Number of
                                                 Securities Underlying            Value of Unexercised
                                                   Unexercised Options            In-the-Money Options
                                                   at Fiscal Year End           at Fiscal Year End (1)(2)
                       Shares                  ---------------------------    -----------------------------
                    Acquired on       Value    Exercisable   Unexercisable    Exercisable     Unexercisable
Name                Exercised (#)   Realized       (#)            (#)             ($)              ($)
----                -------------   --------   -----------   -------------    -----------     -------------
James E. Helzer                0        0         80,000        40,000        $        0      $          0
E. G. Helzer, Jr.              0        0         48,000        12,000                 0                 0
Gary L. Howard                 0        0         80,000        20,000                 0                 0
Michael L. Ward                0        0         16,000         4,000                 0                 0

___________

(1) Based upon the closing price of the Common Stock as quoted by the Nasdaq National Market on June 30, 2003 of
        $1.65 per share.
(2) Value represents fair market value at exercise minus exercise price.

Employment Agreements and Arrangements

     Senior Executive Officers. On September 28, 2001, the Company's Board of Directors, upon the recommendation of the Company's Compensation Committee, authorized the implementation, effective July 1, 2001, of a new executive compensation plan (the "Executive Compensation Plan") for the Company's three most senior executive officers, Douglas P. Fields, the Company's Chief Executive Officer, James E. Helzer, the Company's President, and Frederick M. Friedman, the Company's Executive Vice-President, Secretary, Treasurer and Chief Financial Officer, and the extension of their employment agreements to June 30, 2006. Definitive amendments to their respective employment agreements reflect the new Executive Compensation Plan entered into on November 1, 2001.

     Under the Executive Compensation Plan and the corresponding employment agreements, James E. Helzer's annual base salary is $450,000 and the annual base salary for each of Douglas P. Fields and Frederick M. Friedman is $400,000, and all three officers each receive an annual retirement contribution of $150,000 payable directly to them or on their behalf in lieu of a formal retirement plan. Under the Executive Compensation Plan, as incentive compensation, an annual basic bonus is payable to each of these three executive officers equal to thirty-five (35%) percent of each executive officer's salary and annual retirement contribution if the defined EBIT (earnings before interest expense, taxes, amortization of certain expenses, and intercompany fees, charges and expenses) of the Company's operating subsidiaries (excluding extraordinary items, as determined by the Company's Compensation Committee) reaches $6,500,000.

     As additional incentive compensation, an annual performance bonus is payable to these three executive officers in an amount equal to the aggregate of twenty-five (25%) percent of the defined EBIT of the

Company's operating subsidiaries in excess of $6,500,000 (excluding extraordinary items, as determined by the Company's Compensation Committee) which would be divided equally among them and payable up to a maximum of $275,000 for each executive officer. Any amount earned in excess of this maximum annual cash performance bonus compensation will be credited to a non-qualified, non-interest bearing deferred compensation account and be payable at the respective executive's retirement, death or disability or upon sale of the Company.

     The maximum total cash compensation, including salary, retirement contribution, basic and performance bonus (but exclusive of stock options) paid in a fiscal year cannot exceed $875,000 for James E. Helzer and $825,000 for each of Messrs. Fields and Friedman. Furthermore, the total of all such compensation, including amounts credited to the above-mentioned deferred compensation accounts, shall not exceed $1,250,000 for each such executive officer for any fiscal year. These executive officers' salaries are subject to annual inflation adjustment increases at the sole discretion of the Board of Directors.

     Although the Executive Compensation Plan provides for the term of each executive's employment agreement to continue through June 30, 2006, each agreement will terminate earlier upon sale of substantially all of the assets or the capital stock of the Company with severance payable to each of the three executive officers in an amount equal to two years base salary, retirement contributions, and certain other benefits currently received by the executive officer.

     Under the Executive Compensation Plan, the Board of Directors has authorized for each of the three executive officers a $10,000 per year automobile allowance and the payment to each of them of $50,000 to defray the cost of annual life insurance premiums. Each such executive officer also participates in other employee benefits available generally to management and employees of the Company.

     In February 2003, Messrs. Fields and Friedman each entered into a Modification Agreement to their Employment Agreement, as amended, pursuant to which each of them agreed to (a) accept
$100,000 of their cash compensation for the fiscal year ended June 30, 2003 in the form of 100,000 newly issued, unregistered shares of the Company's Common Stock in lieu of such cash compensation and (b) that such shares were to be issued directly to TDA in accordance with the current procedures by which Messrs. Fields and Friedman are paid by the Company.

     There is no stock or stock option component of compensation required to be paid pursuant to the Executive Compensation Plan.

     As part of its deliberations and the establishment of the Executive Compensation Plan during the 2002 fiscal year, the Compensation Committee engaged an independent, non-affiliated compensation consultant to review such Plan. The Compensation Committee and the Company followed the recommendations of the consultant in setting the base salary and bonuses of its executives, as well as the method for determining EBIT for purposes of bonuses. In connection with the Board of Directors' adoption of the new Executive Compensation Plan, Messrs. Fields, Friedman, and James E. Helzer abstained from voting as to each of their respective compensation arrangements.

     E.G. Helzer, Jr. Mr. Helzer has served as an executive office of the Company or one of its subsidiaries since July 1997, when he became the Senior Vice President - Operations for JEH Eagle. As of June 30, 2002, Mr. Helzer was serving as the Senior Vice President - Operations for the Company, JEH Eagle, and Eagle for which he was compensated at an annual salary of $175,000. As of July 1, 2002, Mr. Helzer became the President of both JEH Eagle and Eagle, and he continues to serve as the Senior Vice President - Operations of the Company. Since July 1, 2002, the Company has established E.G. Helzer's salary at $250,000 per year. In addition, E.G. Helzer receives a housing allowance of $5,000 per month in connection with his move to the Dallas/Fort Worth area, and he is entitled to receive 6% of our Eagle subsidiary's earnings before taxes in excess of $600,000 per year. E.G. Helzer performs his duties without a written agreement and is employed as Senior Vice President-Operations of the Company and President of Eagle and JEH Eagle pursuant to oral agreements that can be terminated by either party without notice or penalty.

     Other  Compensation Arrangements.  Steven R.  Andrews,  Esq.
serves as the Company's vice president-legal, a non-officer compliance position, and he was compensated at the rate of $1,000 per month until October 2000. Since this position was created as a result of our agreement with Nasdaq in connection with our listing on Nasdaq, we do not consider him to be one of our employees, and currently he is compensated in his capacity as an independent director at the same rate as other non-employee Directors.

401(k) Plan Employee Savings Plan

     Two of the Company's subsidiaries, Eagle and JEH Eagle, maintain 401(k) Retirement Savings Plans for their respective employees (the "401(k) Plan(s)"). Eligible employees include all employees of Eagle and JEH Eagle (including those formerly employed by MSI Eagle (defined below) until its merger into and with JEH Eagle) who have completed one year of employment and have attained the age of 21. Each 401(k) Plan permits employees to make voluntary contributions to their company's respective 401(k) Plan up to a dollar limit set by law. Eagle and JEH Eagle may contribute discretionary matching contributions equal to a determined percentage of the employees' contributions. Benefits under each 401(k) Plan are distributable upon retirement, disability, termination of employment or certain financial hardship, subject to regulatory requirements. Each participant's share of Eagle's and JEH Eagle's contributions vests at the rate of 20% per year after 2 years until fully vested after six years of service, at which time the participant becomes fully vested. Messrs. James E. Helzer, E. G. Helzer, Gary L. Howard, and Michael L. Ward participated in the 401(k) Plans at approximately 2%, 2%, 4%, and 6% of their salaries, respectively. Contributions in the amounts of approximately $159,000, and $126,000 were made to the 401(k) Plans for the fiscal years ended June 30, 2003 and 2002, respectively. Amounts to be contributed in the future are discretionary. Accordingly, it is not possible to estimate the amount of benefits that will be payable to participants in the 401(k) Plans upon their retirements.

                REPORT ON EXECUTIVE COMPENSATION

Overview

     A majority of the Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of outside directors, none of whom is a current officer or employee of the Company or any of its subsidiaries. The Compensation Committee is responsible for the establishment of policies governing the implementation, administration, and interpretation of all aspects of executive compensation, which includes base salary, bonuses, and stock option grants. Executives also participate in benefit programs that are generally available to employees of the Company, including medical benefits and, through its subsidiaries, the 401(k) Plans. The Compensation Committee also evaluates executive performance.

Objectives of the Executive Compensation Program

     The Compensation Committee's fundamental executive compensation philosophy is to enable the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives which include obtaining satisfactory sales and income levels and maintaining a sound financial condition in light of the business environment in which the Company operates. The method of evaluating executive performance includes reviewing our sales, income levels and financial condition, and assessing each executive's performance in connection with attaining such sales, income levels and financial condition, particularly in light of the economic environments in the markets in which our Company competes.

     Each executive officer's compensation package is reviewed periodically and is comprised of five components: base salary,
basic   bonus,   performance   bonus,  retirement   contribution,
incentive compensation and
stock option grants. In addition, our executive officers are eligible to participate in all benefit programs generally available to other employees as well as certain additional life insurance and other benefits.

Compensation of Chief Executive Officer

     Mr. Fields' compensation for the fiscal year ended June 30, 2003 included his current base salary of $400,000 and a retirement contribution of $150,000. During the fiscal year ended June 30, 2003, Mr. Fields also received an automobile allowance of approximately $10,000 and $50,000 to defray the cost of annual life insurance premiums for which Mr. Fields has designated the beneficiaries of these life insurance policies. No short-term or long-term incentive compensation or stock options were awarded to Mr. Fields during the fiscal year ended June 30, 2003. As indicated above, during the 2003 fiscal year at a time when our Common Stock was trading at a price substantially below $1.00 per share, Mr. Fields agreed to accept 100,000 of our newly issued, unregistered shares of Common Stock in lieu of $100,000 of the cash component of his base salary.
Mr. Fields' duties and responsibilities include, among others, managing the long-term financial and economic resources of our Company, the continuity of strong management, our strategic position both financially and within our industry, and striving to manage these duties and responsibilities in light of the fact that we operate in a seasonal and cyclical business with cyclical markets which frequently are subject to and dependent upon unpredictable weather, difficult competitive environments and other challenging conditions. The levels of our annual revenues, net income, and EBIT (earnings before interest expense and federal income taxes) are among the factors considered and to be considered in the future by our Compensation Committee and Board of Directors in determining compensation for Mr. Fields (and certain other executive officers). Other relevant factors include competitive market conditions in each of our market areas, economic conditions and weather related factors affecting business in each of our market areas, availability of product and product lines in each of our market areas, availability of personnel at acceptable wage levels in each of our market areas, levels of compensation of other executive officers in the building products industry, success in managing the opening and closing of new and existing distribution centers to maximize and balance our short term and long term business objectives and financial returns, experience, management of banking relationships and financial resources especially in light of both general and building industry related conditions in the financial markets, ability both to take advantage of market and financial opportunities that may arise and to avoid potential problem areas that may appear attractive but, in fact, are not (such as the "e-commerce" bubble), ability to foster and maintain a corporate culture that maintains a high degree of management employee morale and relatively low level of management employee turnover in light of local market conditions, ability to maintain close contacts within the industry to take advantage of potential acquisitions or consolidation situations that may become available to the Company on terms that may be attractive to us, effectiveness in managing the purchasing function to achieve favorable prices and terms from our most important vendors and to maximize our gross profit margins in light of industry conditions, implementation of long term business, financial and acquisition strategies, as well as other factors. Mr. Fields met the basic objectives of the Company, satisfactorily fulfilled his duties and responsibilities in light of relevant competitive market, financial, and economic conditions affecting the Company, as determined by our Compensation Committee, and has received his base level of compensation and retirement contribution. However, he was not granted any basic or performance bonuses nor was he granted any stock options. Mr. Fields has entered into an employment agreement with the Company which expires on June 30, 2006 and which sets forth levels of annual base compensation, annual retirement contribution, formulas for determining annual basic bonus and performance bonus, payments toward life insurance premiums, severance, and a car allowance as well as the right to participate in and receive other benefits received by Company employees.

Review of Compensation and Incentive Plans

     The Compensation Committee reviews compensation and incentive plans for the most senior executive officers and makes recommendations to our Board of Directors. In performing its reviews, the Compensation Committee has in the past and may in the future engage the services of an independent consultant to render an opinion on, or provide recommendations with respect to, proposed compensation for our most senior executive officers.

Base Salary

     In setting the base salary levels of each executive officer, the Committee may consider making recommendations to the Board of Directors regarding the base salaries of our executive officers based on the base salaries and other elements of compensation paid to executive officers in comparable positions in other similarly situated companies which are known to the Committee to the extent permitted by our executive officers' respective employment agreements. The Committee considers the individual experience level and actual performance of each executive officer in view of our needs and objectives.

Conclusion

     The Compensation Committee believes that its executive compensation policies and programs effectively serve the interests of the Company and its stockholders. The compensation packages are appropriately balanced to provide competitive levels of compensation to its executives while simultaneously providing motivation to contribute to the Company's overall future success and long-term enhancement of shareholder value. We will continue to monitor the effectiveness of our total compensation policies and programs to insure that they continue to meet the needs of the Company.

     This report is respectfully submitted by:

     COMPENSATION COMMITTEE

     John E. Smircina, Esq., Chairman         Paul D. Finkelstein
     George Skakel III


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the 2003 fiscal year, Messrs. Finkelstein, Skakel, and Smircina served on the Compensation Committee and none of the individuals is, or has been, an officer or an employee of the
Company or any of its subsidiaries. Mr. Smircina serves on the board of directors of TDA, the Company's largest stockholder and a corporation controlled by Messrs. Fields and Friedman, executive officers of the Company.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JEH Eagle Related Transactions

     In 1997, JEH Eagle acquired the business and substantially all of the assets of JEH Company, which was and is wholly-owned by James E. Helzer, now our President.

     James E. Helzer leases to JEH Eagle the premises for several of JEH Eagle's distribution centers, as well as its executive officers. Base rental payments to Mr. Helzer for the several distribution facilities he leases to JEH Eagle aggregated approximately $784,000 during the fiscal year ended June 30, 2003.

     During its fiscal year ended June 30, 2003, JEH Eagle made sales aggregating approximately $767,000 to entities owned by Jay
J. Helzer and Kay Helzer, the son and daughter, respectively, of James E. Helzer. As of June 30, 2003, approximately $340,000 of such sales were owed to JEH Eagle.

     Gary L. Howard, formerly an executive officer of the Company, leases to JEH Eagle certain office, showroom, warehouse and outdoor storage space for one of JEH Eagle's distribution centers. Base rental payment to Mr. Howard for the distribution facility he leases to JEH Eagle aggregated approximately $112,000 during the fiscal year ended June 30, 2003.

     JEH Eagle leases a distribution center from a limited liability company fifty (50%) percent owned by James E. Helzer and his spouse and fifty (50%) percent owned by a subsidiary of TDA. Base rental payments to this limited liability company for the distribution facility it leases to JEH Eagle aggregated approximately $46,000 during the past fiscal year ended June 30, 2003. This limited liability company acquired these premises from JEH Eagle as of July 1, 1999, which itself acquired the premises from one of its customers.

MSI Eagle Related Transactions

     In October 1998, MSI/Eagle Supply, Inc. ("MSI Eagle"), a wholly-owned subsidiary of TDA which was acquired by the Company simultaneously with the closing of the Company's initial public offering in March 1999 ("IPO"), acquired the business and substantially all of the assets of Masonry Supply, Inc. ("MSI Co."), a corporation wholly-owned by Mr. Howard, a former executive officer of the Company. Certain, potentially substantial, contingent payments, as additional future consideration to MSI Co. or its designee, are to be paid by JEH Eagle. For the fiscal year ended June 30, 2003, approximately $260,000 of additional consideration is payable to MSI Co. or its designee.

     In October 1998, in connection with the purchase of substantially all of the assets and business of MSI Co. by MSI Eagle, TDA lent MSI Eagle $1,000,000 pursuant to a six (6%) percent two-year note. The note was payable in full in October 2000, and TDA had agreed to defer the interest payable on the note until its maturity. In October 2000, interest on the note was paid in full, and TDA and JEH Eagle (as successor by merger to MSI Eagle) agreed to refinance the $1,000,000 principal amount of the note pursuant to a new eight and three-fourths (8.75%) percent per annum demand promissory note which continues to be outstanding.

TDA and Eagle Related Transactions

     TDA  is  a  holding company which operated several  business enterprises  that included Eagle, JEH Eagle, and MSI Eagle  until such  entities  were  acquired  by  the  Company  in  March  1999 simultaneously with the closing of our IPO.

     We lease approximately 15,000 square feet of executive office space located at 1451 Channelside Drive, Tampa, Florida
33605 from a wholly-owned subsidiary of TDA, at an approximate base annual rental of $120,000.

     A wholly-owned subsidiary of TDA leases to Eagle the premises for several of Eagle's distribution centers. Base rental payments to the TDA subsidiary for the several distribution centers it leases to Eagle aggregated approximately $790,000 for the fiscal year ended June 30, 2003.

     Through June 30, 2002, TDA provided office space for use as our New York corporate executive offices and administrative services to us pursuant to an administrative services agreement that terminated as of June 30, 2002. Commencing July 1, 2002,we began to pay TDA seventy-five (75%) percent of the occupancy costs (approximately $4,500 per month) for our New York corporate executive offices and seventy-five (75%) percent of the remuneration and benefits of our New York administrative assistant (approximately $4,500 per month), and TDA began to pay twenty-five (25%) percent of such monthly occupancy costs (approximately $1,500) and twenty-five (25%) percent of the monthly remuneration and benefits of the administrative assistant (approximately $1,500) in order to defray any expenses that may be deemed to be attributable to TDA. In October 2002, we entered into a new lease for our New York corporate executive offices which provides for a base rent of approximately $6,900 per month with customary additional rental charges (i.e., proportionate share of real estate taxes, electricity, etc.) of which TDA continues to pay twenty-five (25%) percent.

Helzer Transaction

      On February 6, 2003, we entered into the Helzer Transaction pursuant to which we sold to Mr. Helzer in a private placement transaction, for gross proceeds to us of $1 million (a) 1,000,000 authorized but previously unissued shares of our Common Stock, and (b) the Warrant to purchase up to an additional 1,000,000 authorized but previously unissued shares of our Common Stock at an exercise price of $1.50 per share exercisable for 5 years from the date of issuance. Although the closing price for our Common Stock at the close of business on the day before the Helzer Transaction closed was $0.81 and we received two separate fairness opinions indicating that the consideration received by the Company in the Helzer Transaction was fair, Mr. Helzer may be able to benefit from any appreciation in the market price of our Common Stock. On December 9, 2003, the last reported sales price for our Common Stock was $2.48 per share.

General

     The foregoing transactions that Eagle, JEH Eagle, and MSI Eagle have engaged in with TDA have benefited or may be deemed to have benefited TDA, directly or indirectly. Messrs. Fields and Friedman, our Chief Executive Officer and Chairman of our Board of Directors and our Executive Vice President, Chief Financial Officer, Treasurer, Secretary, and Director, respectively, also are executive officers, directors and principal stockholders of TDA and have benefited or may be deemed to have benefited, directly or indirectly, from the foregoing transactions with TDA. TDA and/or certain of its subsidiaries derive funds from the operation of an indoor tennis facility, commercial lease payments from us and others and income from investments. These sources help to defray TDA's operating expenses, including the payment of salaries and benefits to Messrs. Fields and Friedman.

     In  February  2003,  at  a time when our  Common  Stock  was trading at a price substantially below $1.00 per share, our Chairman and Chief Executive Officer, Douglas P. Fields, and our Executive Vice President, Treasurer, Secretary, and Chief Financial Officer, Frederick M. Friedman, each agreed to accept $100,000 of their cash compensation for the fiscal year ended June 30, 2003 in the form of 100,000 newly issued, unregistered shares of our Common Stock in lieu of such cash compensation. These shares were issued directly to TDA on April 11, 2003.

     Messrs. Fields and Friedman are officers, directors and principal stockholders of TDA, and Mr. Smircina is a director of TDA, and, consequently, they are able, through TDA, to direct the election of our directors, effect significant corporate events and generally direct the affairs of the Company.

     Certain  of the foregoing transactions that the Company  has engaged in with James E. Helzer has benefited or may be deemed to
have  benefited  Mr.  Helzer, directly or indirectly.   James  E.
Helzer is the Company's President.

     Certain of the foregoing transactions that we have engaged in with Gary L. Howard have benefited or may be deemed to have benefited Mr. Howard, directly or indirectly. Gary L. Howard was an executive officer of the Company until December 2001.

     Our management believes that the foregoing transactions were and are fair and reasonable to the Company and were made on terms no less favorable to the Company than terms and conditions that could have been entered into with independent third parties. Except as contemplated or otherwise disclosed in our filings with the SEC, the Company does not intend to enter into any additional material transactions, loans or forgiveness of loans with any affiliates unless the Company concludes that such transactions are fair and reasonable to the Company and that any such transaction is on terms no less favorable than that which could be obtained from unaffiliated third parties. Additionally, any such transaction must be approved by a majority of our directors who do not have an interest in such transaction and who have had access, at the Company's expense, to independent legal counsel.

            RELATIONSHP WITH INDEPENDENT ACCOUNTANTS

     The firm of Deloitte & Touche, LLP, independent public accountants ("Deloitte"), has served as the Company's auditors for the fiscal year ended June 30, 2003 and was recommended by the Audit Committee, and approved by the Board of Directors, to serve as the Company's auditors for the fiscal year ending June 30, 2004. Deloitte is expected to have a representative at the Annual Meeting who will be available to respond to appropriate questions from stockholders attending the meeting.

     Set forth below is certain information relating to the aggregate fees billed by Deloitte for professional services rendered for the fiscal years ended June 30, 2003 and June 30, 2002. The information is being reported in accordance with new SEC rules adopted on May 6, 2003, even through such disclosures are not yet technically required by the Company.

Audit Fees

      The aggregate fees (including expenses) billed by Deloitte for professional services rendered in connection with the audit of the annual financial statements of the Company, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, SEC filings, and accounting consultations arising as part of the audits for the fiscal years ended June 30, 2003 and June 30, 2002 were $286,700 and $253,181, respectively.

Audit-Related Services

      The aggregate fees (including expenses) billed by Deloitte for audit-related services rendered to the Company for the fiscal years ended June 30, 2003 and June 30, 2002, were $13,300 and $10,130, respectively. The services comprising the fees billed for this category included reporting and compliance consulting matters.

Tax Fees

     The  aggregate fees  (including expenses) billed by Deloitte for tax  services for  the fiscal  years  ended June 30, 2003 and
June 30, 2002  were $21,125 and $55,725,  respectively.   The tax
services provided related to sales tax consulting.


All Other Fees

      Deloitte has not billed the Company for any services other than those services described above under Audit Fees, Audit-
Related Fees, and Tax Fees for the fiscal years ended June 30, 2003 or June 30, 2002.


                  STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Company's Common Stock, including stock and cash dividends, against the cumulative total return of the Nasdaq Stock Market (U.S. companies) and a self-determined peer group compiled by the Center for Research in Securities Prices, Graduate School of Business, The University of Chicago ("CRSP"). The Peer Group is comprised of twenty-five publicly traded companies that are engaged in the distribution or manufacturing of building or construction materials, industrial supplies, or ancillary products. This presentation assumes that $100 was invested on March 12, 1999 (the date of the Company's initial public offering) in our Common Stock at the initial public offering price and in all other indices and that all dividends were reinvested.

[LINE GRAPH APPEARS HERE]


                                 March 12                June 30
                                 --------  -------------------------------------
                                  1999      1999    2000    2001    2002    2003
                                 --------  ------  ------  ------  ------  ------

Eagle Supply Group, Inc.         $ 100.0     91.3    80.0    26.0    54.4    33.0
---------------------------------------------------------------------------------
Nasdaq Stock Market              $ 100.0    113.1   167.3    90.0    61.9    68.8
(U.S. Companies)
---------------------------------------------------------------------------------
Self-Determined Peer Group       $ 100.0    120.4    78.7   103.0   124.3   113.1
---------------------------------------------------------------------------------

-----------------

Notes: (1)     The lines  represent monthly index levels  derived
               from  compounded  daily  returns that  include all
               dividends.  The   indices  are  re-weighted  daily
               using  the  market capitalization on  the previous
               trading day.
       (2)     If the monthly interval, based on fiscal year end,
               is not a trading day, the preceding trading day is
               used.
       (3)     Prepared  by  CRSP (www.crsp.uchicago.edu).   Used
               with permission.  All rights reserved.

Self-Determined Peer Group

     Statistical information and graph prepared by CRSP on August
6, 2003 including data through June 30, 2003.

Company Name                                     Trading Symbol     Exchange/Market Place
------------                                     --------------     ---------------------

American Standard Companies, Inc...............       ASD                   NYSE (3)
Berger Holdings Inc............................      BGRH                NASDAW-SCM (4)
Black & Decker Corporation.....................       BDK                   NYSE (3)
Building Materials Holding Corp................      BMHC                NASDAQ-NMS (5)
C R H PLC (1)..................................     CHRCH                NASDAQ-NMS (5)
Elkcorp........................................       ELK                   NYSE (3)
Fastenal Company...............................      FAST                NASDAQ-NMS (5)
Fortune Brands, Inc............................        FO                   NYSE (3)
Genuine Parts Company..........................       GCP                   NYSE (3)
Hughes Supply Inc..............................       HUG                   NYSE (3)
Huttig Building Products, Inc..................       HBP                   NYSE (3)
Leggett & Platt, Incorporated..................       LEG                   NYSE (3)
Masco Corporation..............................       MAS                   NYSE (3)
MCS Industrial Direct Co., Inc. (2)............       MSM                   NYSE (3)
Owens Corning..................................       OWC                   NYSE (3)
Royal Group Technologies Limited...............       RYG                   NYSE (3)
Sherwin-Williams Company.......................       SHW                   NYSE (3)
Stanley Works..................................       SWK                   NYSE (3)
United Stationers Inc..........................      USTR                NASDAQ-NMS (5)
USG Corp.......................................       USG                   NYSE (3)
W.W. Granger, Inc..............................       GWW                   NYSE (3)
Watsco Inc. (2)................................       WSO                   NYSE (3)
Wesco International Inc........................       WCC                   NYSE (3)
Wickes Inc.....................................      WIKS                NASDAQ-NMS (5)

-------------------------------

(1)  American Depository receipt
(2)  Class A equity
(3)  New York Stock Exchange
(4)  NASDAQ SmallCap Market
(5)  NASDAQ National Market System


 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of October 1, 2003 by: (i) each director and nominee for director of the Company, (ii) each of the Named Executive
Officers covered by the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and
(iv) each person known to the Company beneficially owning more than 5% of the outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the Common Stock owned by them.

                                                  Current Beneficial Ownership
                                                --------------------------------
                                                  Number              Percent
Name of Beneficial Owner                        of Shares (1)       of Class (2)
------------------------                        -------------       ------------
Directors, Director Nominees,
 and Named Executive Officers
-----------------------------

Douglas P. Fields.............................      5,300,000 (3)        51.7%
Frederick M. Friedman.........................      5,300,000 (4)        51.7%
James E. Helzer...............................      2,380,000 (5)        21.0%
E. G. Helzer, Jr..............................         48,000 (6)          *
Steven R. Andrews, Esq........................        160,000 (7)         1.5%
Paul D. Finkelstein...........................         10,000 (8)           *
John E. Smircina, Esq.........................      5,300,000 (9)        56.3%
George Skakel III.............................         10,000 (8)          *
John A. Shulman...............................              0              *
Gary L. Howard................................         80,001 (10)         *
Michael L. Ward...............................         16,000 (11)         *


All directors and executive officers
as a group (11 persons).......................      8,004,001 (3)(12)    69.1%

Other Beneficial Holders
------------------------

TDA Industries, Inc...........................      5,300,000 (13)       51.7%
122 East 42 Street
New York, NY  10168


------------------------

*  Less than 1%

(1) In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of shares, and
     "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of Common Stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(3) Includes 5,300,000 shares of Common Stock owned by TDA, a privately-held corporation in which Mr. Fields serves as its Chairman of the Board, Chief Executive Officer, and President, and is a principal owner; and by reason of his positions and ownership, Mr. Fields may be deemed to be the beneficial owner of the shares held by TDA.
(4) Includes 5,300,000 shares of Common Stock owned by TDA, a corporation in which Mr. Friedman serves as a director and as its Executive Vice President, Chief Financial Officer, Treasurer, Secretary and is a principal owner; and by reason of his positions and ownership, Mr. Friedman may be deemed to be the beneficial owner of the shares held by TDA.
(5) Includes (a) currently exercisable option to purchase 80,000 shares of Common Stock and (b) currently exercisable Warrant to purchase 1,000,000 shares of Common Stock.
(6) Includes currently exercisable option to purchase 48,000 shares of Common Stock.
(7) Includes currently exercisable option to purchase 80,000 shares of Common Stock.
(8) Includes currently exercisable option to purchase 10,000 shares of Common Stock.
(9) Includes 5,300,000 shares of Common Stock owned by TDA, a corporation in which Mr. Smircina serves as a director and, by reason of his position, Mr. Smircina may be deemed to be the beneficial owner of the shares held by TDA.
(10) Includes currently exercisable option to purchase 80,000 shares of Common Stock.
(11) Includes currently exercisable option to purchase 16,000 shares of Common Stock.
(12) Includes (a) 324,000 shares of Common Stock subject to currently exercisable options and 1,000,000 shares of Common Stock subject to the Warrant which may be acquired by such directors and executive officers as a group and (b) 5,300,000 shares of Common Stock owned by TDA that certain of the officers and directors of the Company may be deemed to be the beneficial owner thereof.
(13) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated April 15, 2003, filed with the SEC by TDA.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires all executive officers, directors, and persons who are the beneficial owners of more than 10% of the Common stock of the Company to file reports of ownership with the SEC indicating their ownership of the
Company's equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended June 30, 2003. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of our Common Stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 (Annual Statement of Changes in Beneficial Ownership) were required to be filed under applicable rules of the SEC.

                      STOCKHOLDER PROPOSALS

     Eligible stockholders who wish to present proposals for action at the 2004 Annual Meeting of stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than July 18, 2004 for inclusion in next year's proxy statement and proxy card. A stockholder is eligible to present proposals if, at the time he or she submits the proposals, the stockholder owns at least 1% or $2,000 in market value of Common Stock and has held such shares for at least one year, and the stockholder continues to own such shares through the date of the 2004 Annual Meeting.

                       SOLICITATION COSTS

     The Company will bear the costs of preparing, assembling, and mailing the Proxy Statement, the form of proxy, the 2003 Annual Report, and the September Form 10-Q in connection with the Annual Meeting. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone, by facsimile copy, or telegraph, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial owners and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse those persons and entities for expenses incurred in forwarding proxy materials for the Annual Meeting to beneficial owners.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" certain information that we file with it, which means that we can disclose important information to you by referencing you to those documents. The information that we incorporate by reference is considered to be part of this Proxy Statement.

      We incorporate by reference into this Proxy Statement under
Item 13(b) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended, our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and our September Form 10-Q. A copy of our Annual Report on Form 10-K and our September Form 10-Q have been filed with the SEC and may be accessed from the SEC's homepage at www.sec.gov.

                          OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting included herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their best judgment on such matters.

     The Company will provide without charge to any stockholder upon written request a copy of the Company's Annual Report on Form 10-K and its September Form 10-Q, including financial statements and schedules thereto, for the fiscal year ended June 30, 2003, and for the quarter ended September 30, 2003, respectively, as filed with the SEC (without exhibits). All such requests should be delivered to Frederick M. Friedman, Secretary, Eagle Supply Group, Inc., 122 East 42nd Street, New York, NY 10168. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

                                         By Order of the Board of
                                         Directors



                                         Frederick M. Friedman
                                         Secretary
New York, New York
December 18, 2003

                           Appendix A

               Fairness Opinion of Robert T. Kirk



                           ROBERT T. KIRK
                         FINANCIAL CONSULTANT
                          608 LORETTA DRIVE
                       LAGUNA BEACH, CA.  92651
                         Tel: (949) 715-3863
                         Fax: (949) 715-3873


January 27, 2003

Board of Directors
Eagle Supply Group, Inc.
122 E. 42nd St., Ste. 1618
New York, New York 10168


Re: Private Investment of $1,000,000 to Purchase Shares of Common Stock and Warrants to Purchase 1,000,000 Shares of Common Stock of Eagle Supply Group, Inc. by its President.


Gentlemen,

The following transaction is proposed between Eagle Supply Group, Inc. (the "Issuer") and James E. Helzer, President and Vice Chairman of the Board of Directors of the Issuer.

The Issuer proposes to sell to Mr. Helzer 1,000,000 newly issued, unregistered shares of Common Stock and a warrant to purchase 1,000,000 shares of Common Stock of the Issuer for $1,000,000. The Warrant is exercisable for five years at an exercise price of $1.50 per share, subject to certain anti-dilution provisions. Mr. Helzer would be granted rights to demand registration of the shares of Common Stock at the Issuer's expense pursuant to a Form S-3 registration statement after the shares have been held for a six-month period from the date of the closing of the transaction (unless the requirement is waived by the Issuer). Legal fees and costs for this placement are estimated to be approximately $30,000, unless a shareholders' vote is required under NASDAQ rules, in which case such fees and costs might increase by approximately $10,000. The Issuer would pay both its own legal fees and those of Mr. Helzer in connection with the proposed investment. There would be no brokers' or intermediaries' fees payable in connection with the transaction.

I have given consideration to the following factors, among others, as the basis for my opinion:

     1) The average 10-day daily trading volume of the Common Stock of the Issuer, as compiled by the Internet On-Line Market Guide Service of the Wall Street Journal, was 8,000 shares.
     2) During the last few trading sessions, the price of transactions in the Issuer's shares was in the range of $.86 to $.92 and closed as low as $.77 on January 17, 2003.

     3) There is currently a great lack of liquidity and very limited capital sourcing options, either for debt or equity, except on onerous terms, if at all, for small or microcap issuers such as the Issuer.

     4) The macroeconomic environment in the U.S. is weakening in general, in spite of predictions to the contrary.

     5) The many current geopolitical concerns regarding Iraq, N. Korea, Venezuela, the war on terror, among others, are deterring investors from making financial commitments.

     6) The Issuer's recent trends in financial performance are negative. The September 10-Q depicts cash per share declining from $.59 at June 30, 2002 to $.39 at September 30, 2002 and free cash flow of $-.32 per share during the three month period ending September 30, 2002 as determined by the Internet On-Line Market Guide Service of the Wall Street Journal compilation of the three month period ended September 30, 2002 . The current year-to-date internal, unaudited operating results of the Issuer for the first six months of the current fiscal year, as presented in a summary dated January 2, 2003 by management, shows declining revenues, gross and net profit margins.

     7) The lack of clarity on the potential end to the Issuer's operating losses, which have continued during all four quarters of calendar year 2002, or a turnaround of the same has stifled investor interest in the Issuer's publicly traded securities and would have a negative effect if the Issuer were to seek to obtain financing in the private placement market, especially now during the Issuer's seasonally slow period.

Given this set of circumstances, among other considerations, the likelihood of finding a source of badly needed equity capital on terms more favorable to the Issuer, or on any terms, in a reasonable amount of time, from a non-affiliated potential investor is remote. Furthermore, the search for such an investor could be not only time consuming but potentially highly damaging to the Issuer's stock price and, possibly, its position in the marketplace. It is my opinion that an independent buyer would provide capital to the Issuer only, if at all, at a substantial discount to market, which would be substantially dilutive and counter to shareholder interests. Consequently, in my opinion, this transaction is fair to the Issuer and its shareholders from a financial point of view.

		Very truly yours,

		/s/ Robert T. Kirk
		Robert T. Kirk
		Financial Consultant

                           Appendix B

                Fairness Opinion of Soroban, Inc.




                               Soroban, Inc.
-----------------------------------------------------------------------
347 Fifth Ave, Suite 506     New York, NY 10016            212-764-2448



January 27, 2003

The Board of Directors
Eagle Supply Group, Inc.
122 East 42nd Street
New York, NY 10168


Gentlemen:

Re:    Proposed investment of $1 million in Eagle Supply Group, Inc.
       ("Eagle")

You have asked Soroban, Inc. to review the proposed transaction in which Mr. James E. Helzer, President, Vice Chairman of the Board of Directors, and Chief Operating Officer of Eagle would purchase, for $1 million, 1,000,000 shares of Eagle's common stock and 1,000,000 common stock warrants and to render an opinion on the fairness of the proposed transaction to Eagle and its shareholders. The warrants would be exercisable for five years at an exercise price for Eagle's common stock of $1.50 per share and have certain anti dilution rights.

At the time of the Board of Directors meeting, January 27, 2003, Eagle's common stock was trading between $.86 to $.92. Recently, the trading volume has been very low. Eagle is projecting a very tight cash position in the near future, which is not unusual for Eagle at this time of the year. Fleet Capital Corporation, in the past, has provided Eagle with a seasonal over advance of several million dollars. The request has been made of Fleet again this winter to provide an over advance; however, as of the date of this letter, Fleet has not made a decision to make such over advance. The financial results of Eagle for the quarter ended September 30, 2002 reflect lower sales, slight erosion in gross margins, higher operating expenses and a net loss compared to a prior year profit. The preliminary financial results for the quarter ended December 31, 2002 compared to the comparable quarter ended December 31, 2001 also reflect lower sales and gross profit. The accounts receivable ageing at December 31, 2002 has $8 million in receivables past due over 60 days compared to $7 million for November 30, 2002.

In light of the above situation, which is a result of, among other things, poor economic conditions in the United States, difficult competitive conditions affecting some of Eagle's markets, Eagle's inability to raise prices to improve profit margins, the current normally slow winter season, continued slow payment by Eagles' contractor customers in paying their outstanding balances, and Eagles' need to maintain reasonable levels of inventory to maintain its sales volume, Eagle has decided to eliminate its potential cash shortfall by entering into a transaction with Mr. and Mrs. Helzer on the terms described above.

In our opinion, any attempt to find or obtain alternative sources of debt or equity capital on the terms proposed with independent third party sources of funds would be either completely unsuccessful and untimely or would be substantially less advantageous to Eagle and its shareholders than the terms and conditions being proposed with Mr. Helzer. Accordingly, it is our opinion that the transaction outlined above, if consummated, is fair from a financial point of view to Eagle and its shareholders.

Yours very truly,

/s/ A.J. Gasson

A.J. Gasson

                    EAGLE SUPPLY GROUP, INC.

       Annual Meeting of Stockholders, January 29, 2004

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder of shares of Common Stock of Eagle Supply Group, Inc. (the "Company"), a Delaware corporation, does hereby appoint Douglas P. Fields and Frederick M. Friedman, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the shares of the Company's Common Stock that the undersigned held of record at 5:00 p.m., local time, on December 15, 2003, at the Annual Meeting of Stockholders of the Company to be held at the offices of Deloitte & Touche LLP, located at Two World Financial Center, New York, New York 10281 on Thursday, January 29, 2004 at 3:00 p.m., New York time, or any adjournment thereof, on the following matters, and on such other business as may properly come before the meeting:

     1.   ELECTION OF CLASS I DIRECTORS

          Nominees:   Douglas P. Fields, Steven R. Andrews, Esq.,  and
          John A. Shulman

     [ ]  FOR ALL NOMINEES LISTED ABOVE   [ ]    WITHHOLD AUTHORITY TO
            (except as marked to the             VOTE FOR ALL NOMINEES
                 contrary below)                 LISTED ABOVE

     (Instructions: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


     -----------------------------------------------------------------

     2. Resolution to Approve the Helzer Proposal. Proposal to approve (a) the exercise of the Warrant to the extent that it is exercised to purchase in excess of 811,090 Warrant Shares (up to the maximum 1,000,000 Warrant Shares subject to such Warrant) and (b) the application of certain anti-dilution adjustments to the exercise price of the Warrant in the event that the Company enters into certain future transactions at prices below the Warrant exercise price to the extent that such adjustments would cause the exercise price of the Warrant to fall below $0.875 per share referred to as the Helzer Proposal and described in the accompanying Proxy Statement dated December 18, 2003 (the "Helzer Proposal").

            [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

     3. In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which are to be presented for action at the Annual Meeting).

     Each of the above proposals are described in greater detail in the accompanying Proxy Statement dated December 18, 2003, which is incorporated herein by reference.



             (Please Sign and Date on Reverse Side)

                   (Continued from other side)


                PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. If no direction is given, this proxy will be voted FOR the election of all nominees as directors and FOR the approval of the Helzer Proposal.

PLEASE   ENTER  THE  NUMBER  OF  SHARES  OF  OUR  COMMON   STOCK   YOU
OWN:____________________________
(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)

                                      [ ]  I plan to attend the Annual
                                           Meeting.
                                      [ ]  I do not plan to attend the
                                           Annual Meeting.

[                               ]  Date_________________________, 2003

                                   Signature(s):______________________

                                   ___________________________________

                                   ___________________________________




                                   Title or  Authority (if applicable)

                                   Please  sign your name here exactly
                                   as it appears hereon.  Joint owners
                                   should each sign.  When signing  as
                                   an        attorney,       executor,
                                   administrator,  trustee,  guardian,
                                   corporate officer or other  similar
                                   capacity,  so  indicate.   If   the
                                   owner   is   a   corporation,    an
                                   authorized officer should sign  for
                                   the  corporation and state  his  or
                                   her  title.  If shares are held  in
                                   more  than one capacity, this proxy
                                   shall  be  deemed  valid  for   all
                                   shares held in all capacities.

[                               ]